EXHIBIT 99.1

FOR IMMEDIATE RELEASE February 22, 2023	CONTACT: Brian Finnegan (212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2022 OPERATING HIGHLIGHTS

New York, New York — The Federal Home Loan Bank of New York (“FHLBNY”) today released its unaudited financial highlights for the quarter and year ended December 31, 2022.

The FHLBNY’s net income for 2022 was $417.4 million, an increase of $151.9 million, or 57.2%, from net income of $265.5 million for 2021.  Net interest income for the year was $633.7 million, an increase of $93.1 million, or 17.2%, from $540.6 million for 2021.  The increase in Net interest income was driven by higher market interest rates and larger earning asset balances.  Interest rate increases by the Federal Reserve during the year drove a significant rise in market interest rates.  Yield on assets, a measure of earnings from capital, increased to 2.25% for 2022 from 0.81% in 2021.  Other income increased by $76.5 million, to $29.0 million in 2022, mainly due to net unrealized gains on trading securities held for liquidity purposes, derivatives and hedges and instruments held under the Fair Value Option.  The FHLBNY’s return on average equity (“ROE”) for 2022 was 6.12%, compared to ROE of 3.89% for 2021.

As of December 31, 2022, total assets were $157.4 billion, an increase of $52.0 billion, or 49.3%, from total assets of $105.4 billion as of December 31, 2021.  As of December 31, 2022, advances were $115.3 billion, an increase of $43.8 billion, or 61.2%, from $71.5 billion as of December 31, 2021.  Average advances balances, at par, were $83.6 billion in 2022, $3.7 billion or 4.6% higher than the average advances balance level of $80.0 billion in 2021.  The increase in advances balances is a result of the current economic environment, as members experienced heightened deposit volatility and strong loan growth, and enhanced on-balance sheet liquidity positions due to declines in investment portfolio values and uncertainty in the economic environment.

In the fourth quarter of 2022, the FHLBNY earned $154.5 million in net income, an increase of $101.7 million, or 192.6%, from net income of $52.8 million for the fourth quarter of 2021.  Net interest income for the quarter was $196.4 million, an increase of $85.7 million, or 77.4%, from $110.7 million in the fourth quarter last year.  Similar to the full year’s results, the increase in Net interest income was driven by higher market interest rates and larger earning asset balances.   Yield on assets increased to 3.83% for the fourth quarter of 2022, from 0.79% for the fourth quarter 2021.  Average advances balances, at par, were $99.3 billion for the fourth quarter of 2022, $29.5 billion or 42.2% higher than the average advances balance level of $69.8 billion for the fourth quarter of 2021.   Elevated advance demand persisted in the fourth quarter of 2022, driven by the same factors as for the full year.  Other income increased by $29.7 million, to $33.2 million in the fourth quarter of 2022 from $3.5 million in the fourth quarter last year, primarily due to net unrealized gains on trading securities held for liquidity purposes, derivatives and hedges and instruments held under the Fair Value Option. The FHLBNY’s ROE for the fourth quarter of 2022 was 8.25% (annualized), compared to ROE of 3.28% for the fourth quarter of 2021.

“At the Federal Home Loan Bank of New York, our mission is to provide our members with reliable liquidity in support of housing and local community development,” said José R. González, president and CEO of the FHLBNY. “FHLBNY credit products enhance the financial strength of these local lenders, providing them with a reliable source of liquidity to meet the needs of their communities and support their balance sheet management in all operating environments.  Throughout 2022, as members throughout our District and across the System increasingly looked to their Home Loan Bank for on-demand funding access, we were proud to execute on our liquidity mission.”

As of December 31, 2022, total capital was $8.3 billion, an increase of $1.9 billion from total capital of $6.4 billion at December 31, 2021, driven mainly by Capital Stock.  Capital Stock amounts of the FHLBNY increase or decrease in alignment with changes in advances balances.  The FHLBNY’s retained earnings increased during 2022 by $165.0 million to $2.1 billion as of December 31, 2022, of which approximately $1.2 billion is unrestricted retained earnings and $0.9 billion is restricted retained earnings.  At December 31, 2022, the FHLBNY met its regulatory capital ratios and liquidity requirements.

The FHLBNY allocated $46.5 million from its 2022 earnings for its Affordable Housing Program, an annual grant program that supports the creation and preservation of affordable housing initiatives.

The FHLBNY will publish its 2022 audited financial results in its Form 10-K filing with the U.S. Securities and Exchange Commission, which is expected to be filed on or about March 17, 2023.

Selected Balance Sheet Items Table

Selected Balance Sheet Items (dollars in millions)
	December 31,	December 31,
	2022	2021	Change

Advances	$115,293	$71,536	$43,757
Mortgage loans held for portfolio	2,107	2,320	(213)
Mortgage-backed securities	15,157	14,693	464
Liquidity assets	22,606	14,948	7,658
Total assets	157,391	105,358	52,033

Consolidated obligations	147,291	97,026	50,265
Capital stock	6,387	4,501	1,886
Unrestricted retained earnings	1,185	1,104	81
Restricted retained earnings	911	827	84
Accumulated other comprehensive income	(136)	14	(150)
Total capital	$8,347	$6,446	$1,901

Capital-to-assets ratio (GAAP)	5.30%	6.12%
Capital-to-assets ratio (Regulatory)	5.39%	6.11%

Operating Results Table

Operating Results (dollars in millions)

	Quarter Ended December 31,			Year Ended December 31,
	2022	2021	Change	2022	2021	Change

Total interest income	$1,343.2	$208.4	$1,134.8	$2,758.2	$965.6	$1,792.6
Total interest expense	1,146.8	97.7	1,049.1	2,124.5	425.0	1,699.5
Net interest income	196.4	110.7	85.7	633.7	540.6	93.1
Provision (Reversal) for credit losses	0.2	(0.9)	1.1	(0.2)	(5.5)	5.3
Net interest income after provision for credit loss	196.2	111.6	84.6	633.9	546.1	87.8
Non-interest income (loss)	33.2	3.5	29.7	29.1	(47.4)	76.5
Non-interest expense	57.7	56.4	1.3	199.1	203.7	(4.6)
Affordable Housing Program assessments	17.2	5.9	11.3	46.5	29.5	17.0
Net income	$154.5	$52.8	$101.7	$417.4	$265.5	$151.9

Return on average equity	8.25%	3.28%		6.12%	3.89%
Return on average assets	0.44%	0.20%		0.34%	0.22%
Net interest margin	0.56%	0.42%		0.52%	0.45%

Federal Home Loan Bank of New York

The Federal Home Loan Bank of New York is a Congressionally chartered, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 11 regional, stockholder-owned banks.  As of December 31, 2022, the FHLBNY serves 335 member institutions in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.  The Federal Home Loan Banks support the efforts of local members to help provide financing for America’s homebuyers.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.